Exhibit 4.4

PAR TECHNOLOGY CORPORATION
2015 EQUITY INCENTIVE PLAN
OUTSIDE DIRECTOR
NOTICE OF RESTRICTED STOCK AWARD & AGREEMENT

Unless otherwise defined herein, the terms defined in the Company’s 2015 Equity Incentive Plan shall have the same defined meanings in this Notice of Restricted Stock Award & Agreement, which are incorporated herein by reference (together, the “Award Agreement”).

Restricted stock awarded to the Participant, and the applicable vesting conditions are described in Part I of this Award Agreement.  The terms and conditions applicable to restricted stock awards are described in Part II of this Award Agreement.

Date of Grant by the Board of Directors:
Participant (the “Participant”):
Name:
Address:
Business Relationship	Non-Management Director

PART I
RESTRICTED STOCK AWARD

Restricted Stock Grant
The undersigned Participant has been granted the right to purchase, and has agreed to purchase, ___________ “Restricted Shares” of the Company’s Common Stock at a purchase price of $0.02 per share.  The aggregate purchase price for the Restricted Shares is __________ Dollars ($_______) (the “Purchase Price”), which shall be paid by the Participant.  The Participant acknowledges and agrees that the Participant’s right to retain such Restricted Shares is subject to the vesting, forfeiture, and other terms and conditions set forth in the Plan and in this Award Agreement.

Restricted Stock Vesting Schedule

Subject to any additional vesting conditions described below, the Restricted Shares shall become vested, in whole or in part, according to the following vesting schedule:

Additional Restricted Stock Vesting Conditions

In the event the death of Participant before the all Restricted Shares have vested, that unvested portion of the Restricted Shares shall vest, and, subject to the Company’s Right of First Refusal, the estate of the Participant shall be free to Transfer any amount of Restricted Shares owned.

SPECIAL TERMS:  [Company to mark all that apply]
☐	Change of Control

As an exception to the vesting schedules and vesting conditions described above, but subject to the applicable limitations imposed by the Plan, if a Change of Control (as defined in the Plan) occurs in connection with the Company (or the Company’s business unit by whom the Stockholder is employed) prior to the vesting of all Restricted Shares granted pursuant to this Award Agreement, and if the Participant maintains a continuous Business Relationship with the Company through the effective date of the Change of Control, then, as of such effective date, the Participant shall vest in all of the Restricted Shares to the extent that the Restricted Shares are then outstanding (i.e. those Restricted Shares under this Award Agreement which have not already vested, expired or have been forfeited under the terms of this Award Agreement as of the effective date of the Change of Control).  For purposes of this Award Agreement, a “Business Relationship” means an employment or other business relationship with the Company or with an affiliate or subsidiary of the Company (i.e., any business organization controlling, controlled by, or under common control with, the Company).

☐	Other
[Insert additional Special Terms, if any]

This Award Agreement is entered into pursuant to and subject to the terms of the Plan, the applicable terms of which are incorporated herein by reference.  This Award Agreement (inclusive of Parts I and II), any Exhibits to this Award Agreement and applicable terms of the Plan constitute the entire agreement between the parties, and all premises, representations, understandings, warranties and agreements with reference to the subject matter hereof have been expressed herein or in the documents incorporated herein by reference.

Participant	PAR Technology Corporation

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date

PAR TECHNOLOGY CORPORATION
2015 EQUITY INCENTIVE PLAN
OUTSIDE DIRECTOR
NOTICE OF RESTRICTED STOCK AWARD & AGREEMENT

PART II

RESTRICTED STOCK AWARD TERMS

1.              Grant of Restricted Shares.  The Participant named in Part I of this Notice of Restricted Stock Award & Agreement (“Award Agreement”) has been granted the number of Restricted Shares set forth in Part I, subject to the applicable terms and conditions set forth herein and in the Company’s 2015 Equity Incentive Plan (the “Plan”), which terms and conditions are incorporated herein by reference.  In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2.              Stock Power.  Simultaneously with execution of this Award Agreement, the Participant shall execute the Stock Power attached hereto as Exhibit A.  Upon receipt of the executed Stock Power and full payment of the Purchase Price set forth in the Notice of Award, the Company shall issue and hold in escrow one or more certificates in the name of the Participant for that number of Restricted Shares purchased by the Participant, subject to the other terms and conditions of this Award Agreement.  While in escrow, the Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any of the Restricted Shares, or any interest therein.  As an alternative to issuing physical certificates, the Company may record ownership of the Restricted Shares, and the applicable restrictions, in book form (or in any other form of un-certificated ownership).

3.              Vesting.  The Restricted Shares shall vest pursuant to those terms set forth in Part I of this Award Agreement.  Until vesting has been achieved, the Restricted Shares shall be referred to as Unvested Restricted Shares.  Upon vesting, the Restricted Shares shall be referred to as Vested Restricted Shares and shall be released from escrow.  However, certificates for Vested Restricted Shares shall bear the restrictive legends set forth in Section 15, below.

4.              Forfeiture and Claw-Back.

Forfeiture.  Unvested Restricted Shares shall be forfeited and subject to the Company’s Repurchase Rights described below upon the date the Participant ceases to have a Business Relationship with the Company, for any reason or no reason (the “Forfeiture Date”).  The foregoing notwithstanding, however, the Board of Directors, at its sole discretion, may waive such forfeiture, thereby allowing the Participant to retain the Unvested Restricted Shares, which would vest pursuant to the vesting schedule set forth herein.  In the event the Board of Directors does not waive such forfeiture, the Company shall repurchase (the “Repurchase Right”) from the Participant each of the Unvested Restricted Shares for the per share Purchase Price stated in the Notice of Award ($0.02 per share).  In no event shall the Repurchase Right obligate the Company to purchase from the Participant any Vested Shares.

Return/Claw-Back of Shares with Performance Vesting.  Restricted Shares (including both Unvested Restricted Shares and Vested Restricted Shares) which are subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Exercise of Repurchase Right and Closing.

The Company shall exercise the Repurchase Right described in this Section 4 by delivering or mailing to the Participant (or Participant’s estate) written notice of exercise within 30 days after the Forfeiture Date or such deduction/clawback period pursuant to any applicable law, government regulation or stock exchange listing requirement.

Within ten days after receipt of the Company’s notice of the exercise of the Repurchase Right described above, the Participant (or Participant’s estate or escrow agent) shall tender to the Company at its principal offices the certificate or certificates, if applicable, representing the Restricted Shares which the Company has elected to purchase, duly endorsed in blank by the Participant or with duly executed stock powers attached thereto, all in form suitable for the transfer of such Restricted Shares to the Company.  If ownership of the Restricted Shares is reflected in book form (or in any other form of un-certificated ownership), the Participant shall execute and provide any and all such documentation or other authorization suitable for the transfer of such Restricted Shares to the Company.

After the time at which any Restricted Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (ii) above, the Company shall not pay any dividend to the Participant on account of such Restricted Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Restricted Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Restricted Shares.

The Company shall not purchase any fraction of a Restricted Share upon exercise of the Repurchase Right, and any fraction of a Restricted Share shall be rounded to the nearest whole Restricted Share (with any fraction greater than or equal to one-half (1/2) Restricted Share being rounded upward).

5.              Restrictions on Transfers of Vested Restricted Shares.  Restricted Shares may be sold or transferred in accordance with Company trading policy as follows:

(a)            Vested Restricted Shares may be sold or transferred in such number as the Company reasonably estimates will be sufficient to provide the Participants with enough after-tax cash to pay income taxes that become due as a result of the vesting of the Restricted Shares;

(b)            Except as expressly provided in Section 5 (a) above, the Participant shall not, during service as a Director of the Company, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “Transfer”), any of the Restricted Shares, whether unvested or vested, or any interest therein.

(c)            ☐       Other
[Company to insert additional Restrictions on Transfer, if any]

6.              Company’s Right to Purchase Vested Restricted Shares.  For a period of one (1) year from the date Participant ceases to be a Director of Company for any or no reason, including but not limited to death, disability, retirement, or expiration of term, prior to disposition or transfer of any Vested Restricted Shares by the Participant or Executor of Participant’s estate (collectively referred to as the “Seller”), the Seller shall provide advance written notice of such intended disposition or transfer to the Company.  Such advance written notice shall be provided at least two (2) business days in advance of the intended disposition or transfer.  Following receipt of such notice the Company shall have two (2) business days during which it may elect to purchase the Vested Restricted Shares that the Seller intends to dispose of or transfer.  If the Company elects to purchase such Vested Restricted Shares, the Company shall provide the Seller with written notice of the Company’s election to purchase the Vested Restricted Shares and shall complete the purchase within five business days of the Company’s notice of its election.  The per share purchase price for the Vested Restricted Shares purchased by the Company shall equal the average of the closing prices for a share of the Company’s Common Stock on the five (5) trading days that immediately precede the date the purchase is completed.  The Seller shall tender to the Company at its principal offices the certificate(s) representing the Vested Restricted Shares which the Company has elected to purchase, duly endorsed in blank by the Seller or with duly executed stock powers attached thereto, all in form suitable for the transfer of such Vested Restricted Shares to the Company.  If ownership of the Vested Restricted Shares is reflected in book form (or in any other form of un-certificated ownership), the Seller shall execute and provide any and all such documentation or other authorization suitable for the transfer of such Vested Shares to the Company.

7.              Adjustments for Stock Splits, Stock Dividends, etc.  If there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Participant is entitled by reason of ownership of the Restricted Shares shall be immediately subject to the restrictions on transfer and the other provisions of this Award Agreement in the same manner and to the same extent as the Restricted Shares.  The Purchase Price shall be appropriately adjusted.

8.              Market “Stand-Off” Agreement.  During the period of duration (not to exceed 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, the Participant shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Participant at any time during such period except shares included in such registration; provided, however, that all officers and directors of the Company enter into similar agreements.  The market “stand-off” agreement established pursuant to this Section shall survive termination or expiration of this Award Agreement.

9.              Transfers in Violation of Agreement.  If any transfer of the Restricted Shares is made or attempted contrary to the provisions of this Award Agreement, the Company shall have the right to purchase the Restricted Shares from the owner thereof or their transferee at any time before or after the transfer, as herein provided.  In the event that the Company elects to exercise its right under this Section, it may do so by canceling the certificate(s) representing the affected Restricted Shares and depositing the purchase price, which shall be the stated par value of each applicable share of Common Stock, in a bank account for the benefit of Participant, whereupon such shares shall be, for all purposes, canceled and neither the Participant nor any transferee shall have any rights as one of the Company’s stockholders with respect to such shares for any purpose, including without limitation dividend and voting rights.  In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law).

10.            Restrictive Covenants.  In consideration for the grant of the Restricted Shares, Participant agrees to the restrictive covenants set forth in this Section 10.  If the Participant violates any of the restrictive covenants described in this Section 10, then in addition to any other legal and equitable remedies (including injunctive relief) that may be available to the Company, this Award Agreement shall immediately terminate and the Company shall have the right to repurchase (for the stated par value per share) any of the Restricted Shares whether or not such shares have vested.  The exercise of the Company’s right to repurchase shall be accomplished in the manner described in Section 4(c) of this Part II of the Award Agreement.

(a)            Confidentiality.  Participant shall not, without the prior written consent of the Company, disclose or use in any way, either during employment by the Company or thereafter, except to perform services as a director of the Company, any confidential business or technical information or trade secret acquired in the course of serving in such capacity that is not in the public domain.  Participant covenants to use best efforts to prevent the publication or disclosure of any trade secret or confidential information that is not in the public domain and that relates to the business or finances of the Company or the Company's affiliates, or any of its or their dealings, transactions or affairs which may come to her or his knowledge in the pursuance of her or his duties or employment.

(b)            ☐      Other
[Company to insert additional Restrictive Covenants, if any]

11.            Investment and Tax Representations.  Participant represents, warrants and covenants as follows:

(a)            Participant has had adequate opportunity to obtain from representatives of the Company such information as is necessary to permit Participant to evaluate the merits and risks of an investment in the Company.  The Participant acknowledges that certain of such information may be forward-looking and is therefore speculative and subject to known and unknown risks and uncertainties and other factors which may cause the actual performance of the Company to be materially and adversely different from any performance expressed or implied by such forward-looking statements.

(b)            Participant has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in an investment in Common Stock and to make an informed investment decision with respect to such investment.

(c)            Participant can afford the complete loss of the value of the Exercised Shares and Restricted Shares and is able to bear the economic risk of holding such Exercised Shares and Restricted Shares for an indefinite period of time.

(d)            Participant understands that (i) the Federal income tax consequences to the Participant of the purchase and sale of the shares of Common Stock will vary depending upon (among other things) whether the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Participant understands that the Company is not providing the Participant with any advice as to whether to make such election, (iii) the Participant has been advised to seek, and has sought, the counsel of her or his own tax advisor as to whether, where and how to make such election, (iv) such election, if made, must be filed with the Internal Revenue Service within 30 days of the date of this Award Agreement, and (v) the Participant must notify the Company upon making such election.  A sample election form is provided in Exhibit B.

12.            Withholding Taxes.

(a)            Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of, and the vesting in, the Restricted Shares by the Participant.

(b)            If Participant elects, in accordance with Section 83(b) of the Code to recognize ordinary income in the year of acquisition of the Restricted Shares, the Company will require at the time of such election an additional payment for withholding tax purposes based on the difference, if any, between the purchase price for such Restricted Shares and the Fair Market Value of such Restricted Shares as of the date of the purchase of such Restricted Shares by the Participant.

13.            No Rights to Business Relationship.  Nothing contained in this Award Agreement shall be construed as giving the Participant any right to continue the Business Relationship with the Company.

14.            Waiver; Disposition of Stock.  From time to time the Company may waive its rights hereunder either generally or with respect to one or more specific transfers which have been proposed, attempted or made.  All action to be taken by the Company hereunder shall be taken by vote of a majority of its disinterested members of the Board of Directors then in office.  Any Restricted Shares which the Company has elected to purchase hereunder may be disposed of by the Board of Directors in such manner as it deems appropriate, with or without further restrictions upon the transfer thereof.

15.            Restrictive Legends.  All certificates representing Restricted Shares shall have affixed thereto legends in substantially the following form:

“The securities evidenced by this Certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of this certificate (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the Corporation.”

16.            Acknowledgments by Participant.  Participant acknowledges receipt of a copy of the Plan and further acknowledges that s/he has been advised, and that Participant understands, that:

(a)            the grant of the Restricted Shares, and the issuance of any shares pursuant to this Award Agreement, may be subject to, or may become subject to, applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act of 1933 and Section 16 of the Securities Exchange Act of 1934 (“Section 16”); and

(b)            shares acquired could be subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

17.            Successors and Assigns; Assignment.  This Award Agreement shall be binding upon the parties hereto and their heirs, representatives, successors and assigns.  The Company may assign its rights hereunder either generally or from time to time.

18.            Notices.  All notices to a party hereto shall be in writing and shall be deemed to have been adequately given if delivered in person or if given by registered or certified mail, postage prepaid at such address as either party may from time to time designate for itself by notice in writing given to the other party.

19.            Term and Termination.  This Award Agreement shall remain in effect until all Repurchase Rights contained in this Award Agreement have expired.

20.            Amendments.  This Award Agreement may be amended or modified in whole or in part only by an instrument in writing signed by the Company and the Participant.

21.            Applicable Law; Severability.  This Award Agreement shall be governed by and construed and enforced in accordance with Delaware law excluding its conflict of law provisions.  Wherever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, that provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of that provision or any other provisions of this Award Agreement.

EXHIBIT A
IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to PAR Technology Corporation

__________ shares of the common stock of PAR Technology Corporation represented by Certificate(s) No(s) _____________ inclusive, standing in the name of the undersigned on the books of said Company.

The undersigned does hereby irrevocably constitute and appoint ___________________ attorney to transfer the said stock, as the case may be, on the books of said Company, with full power of substitution in the premises.

Dated:	(x)
PERSON EXECUTING THIS POWER SIGN HERE

IMPORTANT - READ CAREFULLY
The signature(s) to this Power must correspond with the name(s) as written upon the face of the certificate(s) in every particular without alternation or enlargement or any change whatever.

IMPRINT SIGNATURE MEDALLION HERE

EXHIBIT B

Election under Section 83(b) on Behalf of Taxpayer
(Soft copy available upon request)

The undersigned Taxpayer hereby elects under Section 83(b) of the Internal Revenue Code of 1986, as amended, and Section 1.83-2(a) of the Income Tax Regulations, to include in his gross income the excess of the Fair Market Value of the property described below over the amount paid therefor by the Taxpayer.  In compliance with Reg. § 1.83-2(e) the Taxpayer provides the following information:

1.	The Taxpayer’s name, address and taxpayer identification number are as follows:

Name:

Address:

Taxpayer identification number:

2.
The property with respect to which this election is being made is:  _________________ shares of common stock of PAR Technology Corporation, a Delaware corporation (the “Company”), $0.02 par value per share (the “Shares”).

3.	The date of the transfer of the Shares is _________, 20___. This election is made for the taxable year of the Taxpayer ending December 31, 20____.

4.	The nature of the restrictions to which the Shares are subject is as follows:

5.	The Fair Market Value of such Shares at the time of transfer to the Taxpayer, determined without regard to any lapse restrictions as defined in Reg. § 1.83-3(i), is ____________ per share.

6.	The amount paid for the Shares is $0.02 per share.

7.	A copy of this election has been furnished by personal delivery to the Company.

The date of this election is ___, 20__.

Taxpayer